EXHIBIT 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 15, 2020 by and between LIXTE BIOTECHNOLOGY HOLDINGS INC., a Delaware corporation having its principal place of business located at 248 Route 25A, No. 2, East Setauket, NY 11733 (“Company”), and JOHN S. KOVACH(“Employee”), an individual residing at 6 Tinker Lane, East Setauket, NY 11733.

WHEREAS, Employer desires to employ Employee and Employee desires to enter into such employment upon the terms and conditions hereinafter set forth;

Agreement

In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Employee agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Employee the compensation described in Exhibit A for Employee’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by the Company and Employee and are subject to change upon the written agreement of both parties. Employee will make reasonable, good faith efforts to provide the Services in a timely and professional manner consistent with industry practices. Employee shall report to the Company’s Board of Directors. Employee shall devote his full time and efforts to the performance of his responsibilities as the Chief Executive Officer of a publicly held company. Except as set forth on Exhibit A, the Company shall have no obligation to provide any compensation to Employee with respect to any Services rendered by Employee to the Company pursuant to this Agreement.

2. Confidentiality.

2.1 Definitions. “Confidential Information” means all data, studies, reports, information, technology, samples and specimens relating to the Company or its plans, products, product concepts, formulas, technologies, business, financial, marketing, research, non-clinical, clinical or regulatory affairs, manufacturing processes and procedures, or those of any other third party, from whom the Company receives information on a confidential basis, whether written, graphic or oral, furnished to Employee by or on behalf of the Company, either directly or indirectly, or obtained or observed by Employee while providing services hereunder, and the Services to be provided by Employee hereunder. Confidential Information does not include (i) information that is now in the public domain or subsequently enters the public domain and is generally available without fault on the part of Employee; (ii) information that is presently known by Employee from Employee’s own sources as evidenced by Employee’s prior written records; or (iii) information disclosed to Employee by a third party legally and contractually entitled to make such disclosures.

2.2 Nonuse and Nondisclosure. Employee will not, during or subsequent to the Term (as defined below), (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Employee agrees that, as between the Company and Employee, all Confidential Information will remain the sole property of the Company. Employee also agrees to take all necessary and reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Employee may disclose the existence, but not the terms, of this Agreement to third parties. Anything to the contrary notwithstanding, Employee may also disclose Confidential Information to the extent such disclosure is required by a court of competent jurisdiction and provided that Employee promptly notifies the Company of such requirement. Employee acknowledges that the use or disclosure of Confidential Information without the Company’s express written permission will cause the Company irreparable harm and that any material breach or threatened material breach of this Agreement by Employee will entitle the Company to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

2.3 Third Party Confidential Information. Employee recognizes that the Company has received and in the future may receive from third parties, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that, during the Term of this Agreement and thereafter, Employee will hold, and that Employee owes the Company and such third parties a duty to hold, all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party, unless otherwise authorized by such third party.

2.4 Return of Materials. At any time upon the Company’s request, Employee will deliver to the Company all of the Company’s property, equipment and documents, together with all copies thereof, that were previously provided to Employee or created by Employee for the Company pursuant to the Services, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that Employee may have in Employee’s possession or control, and Employee agrees to certify in writing that Employee has fully complied with this obligation.

2.5 No Improper Disclosure or Use of Materials. Employee will not improperly use or disclose to, or for the benefit of, the Company any confidential information or trade secrets of (i) any former, current or future employer, (ii) any person to whom Employee has previously provided, currently provides or may in the future provide services, or (iii) any other person to whom Employee owes an obligation of confidentiality. Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in the foregoing clauses (i)-(iii) of this Section 2.5 unless consented to in writing by such person. Without limiting the generality of the foregoing, Employee will not disclose to the Company, and will not use for the benefit of the Company, any information relating to or arising out of Employee’s work conducted at his present employer, or utilizing the funds, personnel, facilities, materials or other resources of his present employer, until such information has been published.

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2.6 Non-Exclusivity of Confidentiality Obligations. The obligations of Employee under this Section 2 are without prejudice, and are in addition to, any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality.

3. Ownership.

3.1 Assignment. Employee agrees that all copyrights and copyrightable material, notes, records, drawings, designs, inventions, ideas, discoveries, enhancements, modifications, know-how, improvements, developments, discoveries, trade secrets, data and information of every kind and description conceived, generated, made, discovered, developed or reduced to practice by Employee, solely or in collaboration with others, during the Term and in the course of performing Services under this Agreement (collectively, “Inventions”), are, as between the Company and Employee, the sole and exclusive property of the Company. Employee agrees to disclose such Inventions promptly to the Company and hereby assigns, and agrees to assign, all of Employee’s right, title and interest in and to any such Inventions promptly to the Company without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by the Company in order for the Company to establish the Company’s ownership of such Inventions and to obtain whatever protection for such Inventions, including copyright and patent rights in any and all countries on such Inventions as the Company shall determine.

3.2 Further Assurances. Employee agrees to assist the Company, or its designee, in every reasonable way to secure the Company’s rights in Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions (“Proprietary Rights”) in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, or other intellectual property rights relating to all Inventions. Employee also agrees that Employee’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

3.3 Pre-Existing Materials. Subject to Section 3.1, Employee agrees that if, in the course of performing the Services, Employee incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Employee or in which Employee has an interest, (i) Employee will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Employee will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

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3.4 Attorney-in-Fact. Employee agrees that, if the Company is unable because of Employee’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Employee’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents, mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.1, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Employee.

3.5 Waiver; Non-Exclusivity of Obligations. Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that Employee may now or hereafter have for infringement of any Inventions and Proprietary Rights assigned hereunder to the Company. Without the prior written consent of the Company, Employee will not, at any time, file any patent or copyright application with respect to, or claiming, any Inventions. The obligations of Employee under this Section 5 are without prejudice, and are in addition to, any other obligations or duties of Employee, whether express or implied or imposed by applicable law, to assign to the Company all Inventions and all Proprietary Rights.

4. Representations and Warranties. Employee represents and warrants to the Company that: Employee is legally able to enter into this Agreement and that Employee’s execution, delivery and performance of this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Employee is a party or by which Employee is bound; Employee is under no physical or mental disability that would hinder his performance of the professional duties to be rendered by Employee under this Agreement; Employee is not a party to any civil, criminal or administrative suits or proceedings, or aware of any threatened actions of such a nature; Employee has never been convicted of a crime, is not now under indictment, and is unaware of any such threatened actions; and Employee has never been subjected to disciplinary proceedings or investigation by any State agency or other governmental agency.

5. Term and Termination.

5.1 Term. The term of this Agreement (the “Term”) shall commence on October 1, 2020 (the “Effective Date”), and shall remain in full force and effect until the earlier of (i) one year from the Effective Date, automatically renewable for additional one year periods unless terminated by either party upon sixty (60) days written notice prior to the end of an applicable one year period, (ii) Employee’s death or (iii) termination as provided in Section 5.2.

5.2 Termination. The Company may terminate this Agreement immediately and without prior notice if Employee refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement and fails to cure such breach (if such breach is curable) within thirty days of notice of such breach by the Company.

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5.3 Survival. Upon termination of this Agreement, all rights and duties of the Company and Employee toward each other shall cease except:

(a) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Employee for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

6. Benefits; Taxes.

6.1 Benefits. The Company and Employee agree that Employee will receive no Company-sponsored benefits from the Company, except those mandated by state or federal law.

6.2 Taxes and Withholdings. Employee’s compensation shall be payable in accordance with the general practice of the Employer for professional employees and shall be subject to all applicable withholding taxes.

7. Indemnification. The Company shall defend, indemnify and hold Employee harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, costs and expenses whatsoever (including without limitation reasonable attorneys’ fees and costs and including, without limitation, product liability claims) arising from or relating to any claim, action or proceeding made or brought against Employee or the Company as a result of, or associated with, the development, use, manufacture, marketing or sale of products regarding which Employee has provided Services unless such liability arises from Employee’s or Employee’s assistants’, employees’ or agents’ negligence, intentional misconduct or breach of this Agreement.

8. Non-Compete; Nonsolicitation; Non-Disclosure.

8.1 Non-Compete. During the Term, Employee will not, without the Company’s prior written consent, become employed by or render services to any other person or entity engaged in the business of developing or marketing drug programs focusing on inhibitors of protein phosphatases (a “Competing Business”). Notwithstanding the foregoing, the Company consents to Employee being employed by the City of Hope National Medical Center.

8.2 Nonsolicitation. During the Term and and for a period of six month thereafter (the “Restricted Period”), Employee will not, without the Company’s prior written consent, directly or indirectly, whether for Employee’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Employee’s engagement by the Company was, an employee, Employee, contractor, partner, supplier, customer or client of the Company or its affiliates to leave or otherwise stop doing business with the Company.

8.3 Non-Disclosure. Employee agrees that without the prior written consent of the Company, Employee will not intentionally generate any publicity, news release or other announcement concerning the engagement of Employee hereunder or the services to be performed by Employee hereunder or otherwise utilize the name of the Company or any of its affiliates for any advertising or promotional purposes.

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8.4 Reasonableness of Restrictions. Employee hereby acknowledges and agrees that the foregoing restrictions contained in this Section 8 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent Employee from earning a living or pursuing his or her career. In the event that a court finds this Section 8, or any of its restrictions, to be unenforceable or invalid, Employee and the Company hereby agree that (i) this Section 8 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) Employee shall be bound, and such court shall enforce, this Section 8 as so modified.

9. Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his or her satisfaction. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

10. Remedies. Employee acknowledges and agrees that the agreements and restrictions contained in Sections 2, 3 and 8 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. Employee acknowledges and agrees that any breach of the provisions of Sections 2, 3 and 8 may cause the Company substantial and irreparable damage for which the Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages. However, if the Company claims that Employee breached any of Sections 2, 3 and 8, nothing herein shall relieve the Company of the burden of proving that Employee failed to abide by Section 2, 3 or 8.

11. Miscellaneous.

11.1 Governing Law. This Agreement shall be governed by the laws of Delaware without regard to conflicts of law rules.

11.2 Assignability. Except as otherwise provided in this Agreement, Employee may not sell, assign or delegate any rights or obligations under this Agreement.

11.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

11.4 Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

11.5 Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested). If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 11.5.

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If to the Company, to:

Lixte Biotechnology Holdings, Inc.

Attention: Eric Forman

Chief Administrative Officer

248 Route 25A, No. 2

East Setauket, NY 11733

If to Employee, to:

John S. Kovach, MD

6 Tinker Lane

East Setauket, NY 11733

The address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Employee provided by Employee to the Company.

11.6 Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Employee and the Company.

11.7 Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

11.8 Further Assurances. Employee agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

11.9 Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

11.10 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be deemed original signatures for all purposes.

11.11 Acknowledgement. EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT AFFECTS HIS RIGHTS TO CERTAIN INVENTIONS, AND RESTRICTS HIS RIGHTS TO DISCLOSE OR USE CONFIDENTIAL INFORMATION, AND TO COMPETE WITH THE COMPANY DURING, OR SUBSEQUENT TO, THE TERMINATION OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EMPLOYEE		LIXTE BIOTECHNOLOGY
HOLDINGS, INC.

By:
Name:	John S. Kovach, MD	Name:	Eric Forman
Address:	6 Tinker Lane East Setauket NY 11733	Title:	Chief Administrative Officer

EXHIBIT A

SERVICES AND COMPENSATION

1. Services. As President, Chief Scientific Officer & Chief Executive Officer Employee’s responsibilities shall be for the oversight of the Company’s entire operations and strategic planning and shall be the primary contact between the Company’s executive team and the Board of Directors, to whom he shall report. Employee shall supervise all scientific endeavors, providing guidance to the Chief Medical Officer. Employee shall endeavor to create a corporate culture appropriate to that of a publicly held corporation, shall be the principal spokesperson for the Companyshall have final say on all corporate matters, subject only to the authority of the Board of Directors.

2. Compensation.

A.	The Company will pay Employee Two Hundred and Fifty Thousand Dollars ($250,000) annually, paid monthly. All amounts payable to Employee hereunder shall be net of any applicable withholding taxes.

B.	The Company will reimburse Employee for all reasonable expenses incurred by Employee in performing the Services pursuant to this Agreement, provided that Employee receives written consent from the Company’s CFO prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.